CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated June 22, 2018, relating to the financial statements and financial highlights of The Henssler Equity Fund, a series of The Henssler Funds, Inc., (the predecessor fund to Monteagle Opportunity Equity Fund, a series of the Monteagle Funds), for the year ended April 30, 2019, and to the references to our firm under the headings ”Proposal”, “Financial Highlights”, “Representations and Warranties” and “Appendix B – Financial Highlights” in the Combined Proxy Statement/Prospectus.

Cohen & Company, Ltd.

Cleveland, Ohio

March 11, 2019